Exhibit 10.1

Kronos Incorporated

Restricted Stock Unit Agreement

Granted Under 2002 Stock Incentive Plan

1.	Grant of Award.

This Agreement evidences the grant by Kronos Incorporated, a Massachusetts corporation (the “Company”) on <Grant Date> (the “Grant Date”) to <Participant Name> (the “Participant”) of <Number of Shares> restricted stock units of the Company (individually, an “RSU” and collectively, the “RSUs”). Each RSU represents the right to purchase one share of the common stock, $0.01 par value per share, of the Company (“Common Stock”) for $0.01 per share (the “Purchase Price”) as provided in this Agreement. The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as “Shares.” Unless earlier terminated pursuant to the terms hereof or to the Company’s 2002 Stock Incentive Plan (the “Plan”), this award shall expire on <Expiration Date> (the “Original Expiration Date”).

2.	Vesting.

(a) In order for this award to begin vesting, the Company is required to meet the performance goal approved by the Compensation Committee and ratified by the Board of Directors on <Grant Date>. If the performance, referenced above, is met this award shall vest as to 25% of the original number of RSUs on the first anniversary of the Grant Date and as to an additional 25% of the original number of RSUs on each succeeding anniversary of the Grant Date until the fourth anniversary of the Grant Date, at which time this award shall be fully vested. If the performance goal is not met, vesting will not occur and the award will be cancelled.

(b) In the event that the Participant’s employment with the Company is terminated by reason of retirement, and the Participant is at least sixty (60) years of age and has been in continuous employment with the Company for at least ten (10) years, the Participant will be entitled to additional acceleration of vesting as provided in Section 10(c) of the 2002 Stock Incentive Plan (the “Plan”).

(c) In the event that the Participant ceases to be employed by the Company for any reason other than retirement as described in Section 2 (b) above, the award shall cease to vest effective as of the date of the participant’s termination of employment with Company and any unvested RSUs will be cancelled.

(d) If the Participant’s employment with the Company is interrupted by reason of a leave of absence, whether paid or unpaid, the RSUs shall cease to vest during such leave or absence and will resume vesting upon the Participant’s return from such leave. The Original Expiration Date shall in no way be affected.

(e) For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company.

3.	Forfeiture

In the event that the Participant terminates his or her employment with the Company or any of its subsidiaries for any reason whatsoever, within twenty four (24) months if the Participant is employed in the fields of research and development, engineering, testing, strategic planning or any phase of management or within twelve (12) months if the Participant is employed in any other fields and the Participant (i) accepts employment with any competitor of, or otherwise engages in competition with, the Company or (ii) attempts directly or indirectly to induce any employee of the Company to accept employment elsewhere, the Board of Directors, in its sole discretion, may require the Participant to return, or (if not received) to forfeit, to the Company the economic value of the RSUs which is realized or obtained (measured at the date of vesting) by the Participant during the twelve (12) months prior to the date of the Participant’s termination of employment with the Company. Nothing herein shall limit any other remedies that may be available to the Company under any other agreement(s).

4.	Payment

By signing this Agreement below under “Participant’s Acceptance”, the Participant agrees that the Purchase Price for each vested RSU will be withheld from the Participant’s pay check immediately following the date of vesting for each such RSU.

5.	Distribution of Shares.

(a) The Company will distribute to the Participant (or to the Participant’s estate in the event that his or her death occurs after a vesting date but before distribution of the corresponding Shares), as soon as administratively practicable after each vesting date (each such date of distribution is hereinafter referred to as a “Settlement Date”), the Shares of Common Stock represented by RSUs that vested on such vesting date.

(b) The Company shall not be obligated to issue to the Participant the Shares upon the vesting of any RSU (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

6.	Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution.

7.	Dividend and Other Shareholder Rights.

Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the RSUs granted hereunder until the Shares have been delivered to the Participant.

8.	Provisions of the Plan; Reorganization Event.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

9.	Withholding Taxes; Section 83(b) Election.

(a) No Shares will be delivered pursuant to the vesting of an RSU unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option. In the event that no alternative arrangement is made prior to each vesting date, by signing this Agreement below under “Participant’s Acceptance”, the Participant agrees that shares will be withheld from shares of Common Stock that are issuable to the Participant at the time of vesting to cover any tax liability incurred.

(b) The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986 may be filed with respect to this award.

10.	Miscellaneous.

(a) No Rights to Employment. The Participant acknowledges and agrees that participation in this plan is discretionary and that the vesting of the RSUs pursuant to Section 2 hereof is earned only by continuing service as an employee at the will of the Company (not through the act of being hired or purchasing shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 7 of this Agreement.

(e) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10(e).

(f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(h) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Massachusetts without regard to any applicable conflicts of laws.

(j) Unfunded Rights. The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

IN WITNESS WHEREOF, the Company has caused this Award to be executed as of the day and year first above written.

Kronos Incorporated

By:	/s/ Mark. S. Ain
Mark. S. Ain
Executive Chairman of the Board

PARTICIPANT’S ACCEPTANCE

The undersigned Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been advised by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands and agrees to the terms and conditions of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement. The undersigned Participant acknowledges receipt of a copy of the Company’s 202 Stock Incentive Plan and hereby accepts this Award.

PARTICIPANT:

<Participant Name>
Electronic Signature

Schedule to Exhibit 10.1

Name	Date of Agreement
Mark S. Ain	November 16, 2006
Aron Ain	November 16, 2006
Paul Lacy	November 16, 2006
James Kizielewicz	November 16, 2006
Peter George	November 16, 2006
Stuart Itkin	November 16, 2006
Mark Julien	November 16, 2006
Joseph DeMartino	November 16, 2006
Lloyd Bussell	November 16, 2006